Exhibit 23.1










            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS





We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-3 (File No. 333-08179) of our report, which includes, as it relates to 1994 and 1993, an emphasis of matter paragraph related to certain transactions between affiliates, dated February 19, 1996, appearing in the Annual Report on Form 10-K of ICN Pharmaceuticals, Inc. for the year ended December 31, 1995, on our audits of the consolidated financial statements and financial statement schedule listed in the index on page 24 of the Form 10-K. We also consent to the reference to our firm under the caption "Independent Public Accountants."


                                   /s/ Coopers & Lybrand L.L.P
                                   Coopers & Lybrand L.L.P.


Los Angeles, CA
July 21, 1996